Exhibit 21.1

List of Subsidiaries of Party City Holdco Inc.

Name	State/Country of Organization or Incorporation
Amscan Asia International Limited	Hong Kong
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Distributors (Canada), Ltd.	Canada
Amscan Europe GmbH	Germany
Amscan Holdings Limited	United Kingdom
Amscan Inc.	New York
Amscan International Limited	United Kingdom
Amscan Japan Co., Ltd.	Japan
Amscan Party Goods Pty. Limited	Australia
Amscan Partyartikel GmbH	Germany
Am-Source, LLC	Rhode Island
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram Espana S.L.	Spain
Anagram France S.C.S.	France
Anagram International Inc.	Minnesota
Anagram International LLC	Nevada
Anagram International Holdings, Inc.	Minnesota
Christy Asia Limited	Hong Kong
Christy Dressup Limited	United Kingdom
Christy’s By Design Limited	United Kingdom
Christy Garments and Accessories Limited	United Kingdom
Convergram de Mexico S. de R.L.	Mexico
Delights Limited	United Kingdom
Everts International Ltd.	United Kingdom
Everts Malaysia SDN BHD	Malaysia
JCS Packaging Inc.	New York
Party Ballons Int. GmbH	Germany
Party City Canada Inc.	Ontario
Party City Corporation	Delaware
Party City Holdings Inc.	Delaware
Party Delights Ltd.	United Kingdom
PC Nextco Holdings, LLC	Delaware
PC Nextco Finance, Inc.	Delaware
PC Intermediate Holdings, Inc.	Delaware
Riethmüller (Polska) Sp.z.o.o.	Poland
SSY Realty Corp.	New York
Trisar, Inc.	California